Exhibit 10.3

FORM OF AMENDMENT TO
RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

WHEREAS, pursuant to the terms of each Restricted Stock Unit Grant Notice and Agreement between The Hillshire Brands Company (the “Company”) and each Participant outstanding as of August 22, 2013 under the Company’s 1998 Long-Term Incentive Stock Plan or 2012 Long-Term Incentive Stock Plan (each, an “Agreement”), the Compensation and Employee Benefits Committee of the Board of Directors of the Company (the “Committee”) has reserved the right to amend the terms of such Agreement; provided that an amendment that impairs the rights of the holder of such award is subject to the holder’s consent; and

WHEREAS, the Committee has authorized the amendment of each of the Agreements to provide for accelerated vesting of the award in certain circumstances upon or following a change of control.

NOW, THEREFORE, effective as of August 22, 2013, each Agreement is hereby amended by inserting a new section immediately following the section of the Agreement entitled “Involuntary Termination, Voluntary Termination and Non-Severance Event Termination” (numbering the new section and renumbering all subsequent sections, and all references thereto, accordingly), which new section shall read as follows:

“[#].    Change of Control.

(a) Acceleration of Vesting. If you have a Qualifying Termination as defined below, all restrictions and forfeiture conditions on the RSUs shall automatically lapse upon your Qualifying Termination; provided, however, that if the transaction giving rise to the Change of Control is an offer to purchase all of the Company’s outstanding voting stock for cash or if you have a Qualifying Termination within six (6) months preceding a Change of Control, then the restrictions and forfeiture conditions on the RSUs shall lapse immediately prior to the Change of Control. Such RSUs shall be settled or paid within ten (10) business days after the date such restrictions and forfeiture conditions lapse unless the transaction giving rise to the Change of Control is an offer to purchase all of the Company’s outstanding voting stock for cash, in which case such RSUs shall be settled or paid in the same manner and at the same time as cash consideration is paid to holders of shares of outstanding common stock of the Corporation. Notwithstanding the foregoing, if you are or could become eligible for retirement vesting pursuant to this Agreement prior to the end of the Vesting Period, your vested RSUs shall be paid in accordance with the retirement vesting provisions of this Agreement disregarding the Change of Control (or such earlier date as may be permitted under Section 409A of the Code).

(b) Definition of Cause. For purposes of this Agreement, ‘Cause’ shall mean a determination by the Company that you have willfully engaged in conduct materially injurious to the Company or have committed a crime involving dishonesty, moral turpitude or other disreputable behavior, including, but not limited to, a violation of the Company’s Global Business Standards.

(c) Definition of Change of Control. For purposes of this Agreement, ‘Change of Control’ shall have the meaning set forth in the Plan or, in the case of awards granted under the 1998 Long-Term Incentive Stock Plan, the meaning set forth in the Company’s 2012 Long-Term Incentive Stock Plan.

(d) Definition of Good Reason. For purposes of this Agreement, ‘Good Reason’ shall have the meaning set forth in the Company’s Severance Plans for Corporate Officers, if you are a participant therein, or otherwise, ‘Good Reason’ shall mean any of the following actions, if taken without your written consent: (i) a material diminution in your base salary; (ii) a material diminution in your authority, duties or responsibilities; (iii) a requirement by the Company that you move your place of employment more than 50 miles from your place of employment prior to such move; or (iv) a material breach by the Company of any material agreement between the Company and you. Your employment with the Company may be terminated for Good Reason only if: (A) you provide written notice to the Company of the occurrence of the Good Reason event (as described above) within 90 days after you have knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which you believe constitute Good Reason, (B) the Company fails to correct the circumstances constituting ‘Good Reason’ within 30 days after such notice, and (C) you resign within 120 days after the initial existence of such circumstances.

(e) Definition of Qualifying Termination. For purposes of this Agreement, a ‘Qualifying Termination’ shall mean either of the following events: (i) any termination of your employment by the Company for reasons other than Cause within six (6) months preceding or within two (2) years following a Change of Control; or (ii) a voluntary termination by you for Good Reason within two (2) years following a Change of Control pursuant to a written notice of termination that you deliver to the Company.”